                                    ML GLOBAL HORIZONS L.P.
                                    (A DELAWARE LIMITED PARTNERSHIP)


                                    Financial Statements for the years ended
                                    December 31, 2000, 1999 and 1998 And
                                    Independent Auditors' Report




[MERRILL LYNCH COMPANY LOGO]

ML GLOBAL HORIZONS L.P.
(A DELAWARE LIMITED PARTNERSHIP)
 ------------------------------



TABLE OF CONTENTS
-------------------------------------------------------------------------------------------------------------------


                                                                                                               PAGE

INDEPENDENT AUDITORS' REPORT                                                                                      1

FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998:

  Statements of Financial Condition                                                                               2

  Statements of Income                                                                                            3

  Statements of Changes in Partners' Capital                                                                      4

  Notes to Financial Statements                                                                                 5-9

INDEPENDENT AUDITORS' REPORT




To the Partners of ML Global Horizons L.P.:

We have audited the accompanying statements of financial condition of ML Global Horizons L.P. (the "Partnership") as of December 31, 2000 and 1999, and the related statements of income and of changes in partners' capital for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of ML Global Horizons L.P. as of December 31, 2000 and 1999, and the results of its operations and changes in its partners' capital for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.



DELOITTE & TOUCHE LLP



New York, New York
February 5, 2001

ML GLOBAL HORIZONS L.P.
(A DELAWARE LIMITED PARTNERSHIP)
------------------------------

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------------------------

                                                               2000                  1999
                                                         ------------------    ------------------
ASSETS

Equity in commodity futures trading accounts:
    Cash and option premiums                                  $ 57,347,041          $ 80,686,939
    Net unrealized profit on open contracts                      5,045,369               341,454
Accrued interest (Note 2)                                          300,644               364,959
                                                         ------------------    ------------------

                TOTAL                                         $ 62,693,054          $ 81,393,352
                                                         ==================    ==================


LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
    Brokerage commissions payable (Note 2)                       $ 378,771             $ 491,752
    Profit Shares payable (Note 3)                                 716,037               344,141
    Administrative fees payable (Note 2)                            13,061                16,957
    Redemptions payable                                          1,304,385             1,397,770
    Incentive Override payable (Note 2)                                  -                 5,555
                                                         ------------------    ------------------

            Total liabilities                                    2,412,254             2,256,175
                                                         ------------------    ------------------

PARTNERS' CAPITAL:
    General Partner (3,722 Units and 8,896 Units)                  666,597             1,481,537
    Limited Partners (332,856 Units and 466,291 Units)          59,614,203            77,655,640
                                                         ------------------    ------------------

            Total partners' capital                             60,280,800            79,137,177
                                                         ------------------    ------------------

                TOTAL                                         $ 62,693,054          $ 81,393,352
                                                         ==================    ==================

NET ASSET VALUE PER UNIT
(Based on 336,578 and 475,187 Units Outstanding)                  $ 179.10              $ 166.54
                                                         ==================    ==================

See notes to financial statements.

ML GLOBAL HORIZONS L.P.
(A DELAWARE LIMITED PARTNERSHIP)
 ------------------------------

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
-----------------------------------------------------------------------------------------------------------------

                                                             2000               1999                1998
                                                        ---------------    ----------------    ----------------
REVENUES:

    Trading profit (loss):
        Realized                                           $ 1,325,278         $ 8,710,125        $ 17,962,463
        Change in unrealized                                 4,703,837          (3,604,366)         (4,718,157)
                                                        ---------------    ----------------    ----------------

            Total trading results                            6,029,115           5,105,759          13,244,306

    Interest income (Note 2)                                 3,939,708           4,451,948           6,051,782
                                                        ---------------    ----------------    ----------------

            Total revenues                                   9,968,823           9,557,707          19,296,088
                                                        ---------------    ----------------    ----------------

EXPENSES:

    Brokerage commissions (Note 2)                           4,862,392           6,790,464           8,970,371
    Profit Shares (Note 3)                                     837,948             670,277           3,920,850
    Administrative fees (Note 2)                               167,669             234,154             309,323
    Incentive Override (Note 2)                                      -               5,555             153,883
                                                        ---------------    ----------------    ----------------

            Total expenses                                   5,868,009           7,700,450          13,354,427
                                                        ---------------    ----------------    ----------------

NET INCOME                                                 $ 4,100,814         $ 1,857,257         $ 5,941,661
                                                        ===============    ================    ================

NET INCOME PER UNIT:

    Weighted average number of General Partner
     and Limited Partner Units outstanding (Note 4)            401,672             557,682             797,778
                                                        ===============    ================    ================

     Net income per weighted average General
       Partner and Limited Partner Unit                        $ 10.21              $ 3.33              $ 7.45
                                                        ===============    ================    ================


See notes to financial statements.

ML GLOBAL HORIZONS L.P.
(A DELAWARE LIMITED PARTNERSHIP)
 ------------------------------

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
----------------------------------------------------------------------------------------------------------------------------------

                                                    General               Limited            Subscriptions
                                 Units              Partner              Partners             Receivable              Total
                             --------------    ------------------    ------------------     ----------------    ------------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1997                871,217           $ 1,568,439         $ 134,446,411         $ (1,970,485)        $ 134,044,365

Subscriptions                       43,666                 8,766             6,798,138                    -             6,806,904

Subscriptions receivable            12,807                     -                     -            1,970,485             1,970,485

Redemptions                       (288,634)             (297,142)          (44,030,662)                   -           (44,327,804)

Net income                               -                76,016             5,865,645                    -             5,941,661
                             --------------    ------------------    ------------------     ----------------    ------------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1998                639,056             1,356,079           103,079,532                    -           104,435,611

Subscriptions                          598                96,663                     -                    -                96,663

Redemptions                       (164,467)                    -           (27,252,354)                   -           (27,252,354)

Net income                               -                28,795             1,828,462                    -             1,857,257
                             --------------    ------------------    ------------------     ----------------    ------------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1999                475,187             1,481,537            77,655,640                    -            79,137,177

Redemptions                       (138,609)             (873,020)          (22,084,171)                   -           (22,957,191)

Net income                               -                58,080             4,042,734                    -             4,100,814
                             --------------    ------------------    ------------------     ----------------    ------------------

PARTNERS' CAPITAL,
  DECEMBER 31, 2000                336,578             $ 666,597          $ 59,614,203                  $ -          $ 60,280,800
                             ==============    ==================    ==================     ================    ==================


See notes to financial statements.

   ML GLOBAL HORIZONS L.P.
   (A DELAWARE LIMITED PARTNERSHIP)
   ------------------------------

   NOTES TO FINANCIAL STATEMENTS
   -----------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   ORGANIZATION

   ML Global Horizons L.P. (the "Partnership") was organized as an open-end fund under the Delaware Revised Uniform Limited Partnership Act on May 11, 1993 and commenced trading activities on January 4, 1994. The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. When available for investment, the Partnership issues units of limited partnership interest ("Units") at Net Asset Value as of the beginning of each month. Merrill Lynch Investment Partners Inc. ("MLIP"), a wholly-owned subsidiary of Merrill Lynch Group, Inc., which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership. Merrill Lynch Futures Inc. ("MLF"), an affiliate of Merrill Lynch, is the Partnership's commodity broker. MLIP has agreed to maintain a general partner's interest of at least 1% of the total capital in the Partnership. MLIP and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

   MLIP, an indirect subsidiary of Merrill Lynch, became a member of Merrill Lynch Investment Managers ("MLIM") - Alternative Investments Group during October 2000. MLIM's Alternative Investments Group creates and manages a variety of alternative investment products, including managed futures funds, hedge funds, funds of funds, exchange funds and private equity funds. MLIP, organized in 1986, is the hedge fund, fund of funds and managed futures sponsor within MLIM's Alternative Investments Group.

   MLIP selects independent advisors (the "Advisors") to manage the Partnership's assets, and allocates and reallocates the Partnership's assets among existing, replacement and additional Advisors.

   ESTIMATES

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   REVENUE RECOGNITION

   Commodity futures, options on futures and forward contract transactions are recorded on trade date and open contracts are reflected in net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Statements of Income.

   FOREIGN CURRENCY TRANSACTIONS

   The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results.

   OPERATING EXPENSES AND SELLING COMMISSIONS

   MLIP pays for all routine operating costs (including legal, accounting, printing, postage and similar administrative expenses) of the Partnership, including the costs if any, of the ongoing offering of the Units. MLIP receives an administrative fee as well as a portion of the brokerage commissions paid to MLF by the Partnership.

   No selling commissions have been or are paid directly by Limited Partners. All selling commissions are paid by MLIP.

   INCOME TAXES

   No provision for income taxes has been made in these financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

   DISTRIBUTIONS

   The Limited Partners are entitled to receive, equally per Unit, any distributions which may be made by the Partnership. No such distributions had been declared for the years ended December 31, 2000, 1999 or 1998.

   REDEMPTIONS

   A Limited Partner may redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last business day of any month upon ten calendar days' notice. Units redeemed on or prior to the end of the twelfth full month after issuance are assessed an early redemption charge of 3% of their Net Asset Value as of the date of redemption. If an investor acquires Units at more than one time, such Units are treated on a "first-in, first-out" basis for purposes of determining whether redemption charges are applicable. Redemption charges are subtracted from redemption proceeds and paid to MLIP.

   DISSOLUTION OF THE PARTNERSHIP

   The Partnership will terminate on December 31, 2023 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

2. RELATED PARTY TRANSACTIONS

   The Partnership's U.S. dollar assets are maintained at MLF. On assets held in U.S. dollars, Merrill Lynch credits the Partnership with interest at the prevailing 91-day U.S. Treasury bill rate. The Partnership is credited with interest on any of its net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Partnership, from possession of such assets.

   Merrill Lynch charges the Partnership Merrill Lynch's cost of financing realized and unrealized losses on the Partnership's non-U.S.
   dollar-denominated positions.

   The Partnership pays brokerage commissions to MLF at a flat rate of .604 of 1% (a 7.25% annual rate) and the Partnership pays MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Partnership's month-end assets. Month-end assets are not reduced, for purposes of calculating brokerage commissions and administrative fees, by any accrued brokerage commissions, administrative fees, Profit Shares, Incentive Overrides or other fees or charges.

   MLIP estimates that the round-turn equivalent commission rate charged to the Partnership during the years ended December 31, 2000, 1999 and 1998 was approximately $128, $106 and $62, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

   MLF pays the Advisors annual Consulting Fees ranging up to 2.00% of the Partnership's average month-end assets allocated to them for management, after reduction for a portion of the brokerage commissions accrued with respect to such assets.

   The Partnership paid to MLIP an Incentive Override equal to 10% of the Net New Gain, as defined, as of December 31, 2000 and will do so as of each subsequent December 31 in respect of any Net New Gain then outstanding. Such payments are also made to MLIP from the redemption value of Units redeemed as of the end of interim months during a year, to the extent of any Net New Gain attributable to such Units when redeemed. No Incentive Override was accrued for the year ended December 31, 2000. For the years ended December 31, 1999 and 1998, Incentive Override of $5,555 and $153,333 were accrued, respectively.

   The methods by which Incentive Overrides are calculated may result in certain disproportionate allocations of such fees and possible equity dilution among Partners purchasing Units at different times.

3. ADVISORY AGREEMENTS

   The Partnership and the Advisors have each entered into Advisory Agreements. These Advisory Agreements generally renew one year after they are entered into, subject to certain renewal rights exercisable by the Partnership. The Advisors determine the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Partnership accounts, subject to certain trading policies and to certain rights reserved by MLIP.

   Profit Shares, generally ranging from 15% to 23% of any New Trading Profit, as defined, recognized by each Advisor considered individually, irrespective of the overall performance of the Partnership, as of either the end of each calendar quarter or year and upon the net reallocation of assets away from an Advisor, are paid by the Partnership to each Advisor. Profit Shares are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

4. WEIGHTED AVERAGE UNITS

   The weighted average number of Units outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average number of Units outstanding for the years ended December 31, 2000, 1999 and 1998 equals the Units outstanding as of such date, adjusted proportionately for Units sold and redeemed based on the respective length of time each was outstanding during the year.

5. FAIR VALUE AND OFF-BALANCE SHEET RISK

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" (the "Statement"), effective for fiscal years beginning after June 15, 2000, as amended by SFAS No. 137. SFAS No. 133 is further amended by SFAS No. 138, which clarifies issues surrounding interest risk, foreign currency denominated items, normal purchases and sales and net hedging. This Statement supercedes SFAS No. 119 ("Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments") and SFAS No. 105 ("Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk") whereby disclosure of average aggregate fair values and contract/notional values, respectively, of derivative financial instruments is no longer required for an entity such as the Partnership which carries its assets at fair value. Such Statement sets forth a much broader definition of a derivative instrument. The application of the provisions of SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, did not have a significant effect on the financial statements.

   SFAS No. 133 defines a derivative as a financial instrument or other contract that has all three of the following characteristics: (1) one or more underlyings and notional amounts or payment provisions; (2) requires no initial net investment or a smaller initial net investment than would be required for other types of contracts that would be expected to have a similar response to changes in market factors; and, (3) terms that require or permit net settlement. Generally, derivatives include futures, forwards, swaps, options or other financial instruments with similar characteristics such as caps, floors and collars.

   MARKET RISK

   Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's net unrealized profit (loss) on such derivative instruments as reflected in the Statements of Financial Condition. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

   MLIP has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of the Advisors, calculating the Net Asset Value of the Partnership as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLIP does not itself intervene in the markets to hedge or diversify the Partnership's market exposure, MLIP may urge the Advisors to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that the Advisors have begun to deviate from past practice or trading policies or to be trading erratically, MLIP's basic risk control procedures consist simply of the ongoing process of advisor monitoring, with the market risk controls being applied by the Advisors themselves.

   CREDIT RISK

   The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

   The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit, if any, included in the Statements of Financial Condition. The Partnership attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

   The Partnership, in its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage agreement with MLF (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable and included in the Statements of Financial Condition under Equity in commodity futures trading accounts.


                            * * * * * * * * * * * * *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.



                               Michael L. Pungello
                             Chief Financial Officer
                     Merrill Lynch Investment Partners Inc.
                               General Partner of
                             ML Global Horizons L.P.